Exhibit 10.2

Consultancy agreement

This consultancy agreement (the “Agreement”) has been made by and between:

1.

Y-mAbs Therapeutics, Inc., a company limited by shares incorporated in the United States under corporate registration number 47-4619612 (the “Company”), with registered address at 230 Park Avenue, Suite 3350 New York, NY 10169, USA; and

2.

Investeringsselskabet GH ApS, a company limited by shares incorporated in Denmark under corporate registration number 31767520 (the “Consultant”), with registered address at Orebyvej 43, 4990 Sakskøbing, Denmark;

(each a “Party” and collectively the “Parties”).

1.	BACKGROUND
1.1

The Company is a commercial-stage biopharmaceutical company focused on the development and commercialization of novel radioimmunotherapy and antibody-based therapeutic products for the treatment of cancer.

1.2

The Company requires specific competence in relation to Financial Operations and Corporate Governance under a transitory period. The Consultant has the relevant and necessary qualifications, experience and abilities to provide the services that the Company requires.

1.3	The Company wishes to hire the Consultant to provide consulting services for the Company.
1.4	In light of the aforementioned, the Parties have agreed to enter into this Agreement for the Consultant’s future provision of consulting services.
2.	SERVICES
2.1

The Consultant shall provide specific consulting services relating to Financial Operations and Corporate Governance and provide telephone, video meeting and e-mail consultations to the Company, each on a call-off basis (collectively referred to as ”Services”).

2.2

The Services shall be performed by Bo Kruse at the Consultant. The Consultant is only entitled to have someone else perform the Services with the Company’s prior written consent. The Consultant is fully liable for any sub-contractor, including sub-contractor’s work results and intellectual property rights.

2.3

The Consultant shall perform the Services in the manner and at times as agreed upon by the Parties from time to time, provided that the Consultant shall use best efforts to be available for consultations as soon as possible upon the Company’s request.

2.4	The Services shall be performed at the Consultant’s premises in Sweden, unless otherwise agreed between the Parties.
2.5

The Consultant warrants that the Services will be performed in a professional and workmanlike manner and in compliance with all applicable laws and regulations in the industry, as well as in accordance with the terms in this Agreement. The Consultant is, in relation to the Company, independently responsible for the performance of the Services in every way. The Consultant is therefore free to organize and perform the Services, within the limits of this Agreement, as the Consultant sees fit.

2.6

The Consultant shall during the performance of the Services continuously and to a reasonable extent keep the Company informed about the performance of the Services and allow the Company full insight into all matters related to the Services. When the Services (or parts thereof) have been completed, the Consultant shall, as instructed by the Company, provide to the Company all documents, material and other information relating to the Services, including a report of work conducted and results according to agreed formats.

2.7

The Consultant undertakes to carry out the Services as an independent contractor in relation to the Company and the Consultant will, at its own cost, provide mobile phone, computer and other technical equipment typically necessary to effectively perform the Services. The Company may provide hardware for security purposes. This Agreement does not create any employment, partnership or similar relationship between the Parties.

2.8

During the term of the Agreement, the Consultant shall make Bo Kruse reasonably available to the Company to assist with any litigation or other legal proceedings involving matters arising from his time as an employee of the Company including without limitation, assistance with discovery, providing deposition or other testimony and providing such other assistance as the Company reasonably requests.

3.	OTHER ASSIGNMENTS AND CONFLICT OF INTERESTS
3.1

For the duration of the Agreement, the Consultant shall have the right to provide services to other principals, unless such services and/or assignments are in breach of this Agreement, or may otherwise prejudicially affect the Consultant’s possibilities to fulfil its obligations toward the Company pursuant to this Agreement or in any other way harm the Company’s business. If the Consultant is considering taking on assignments for a competitor of the Company, the Consultant must always inform the Company before commencing such assignments.

3.2

Notwithstanding Clause 3.1, the Consultant shall act loyally towards the Company and ensure the Company’s interests during the performance of the Services. If the Consultant identifies a risk of a conflict of interest between the Company and the Consultant or in relation to other services performed by the Consultant, such a conflict of interest shall be notified to the Company immediately.

4.	FEE AND INVOICING
4.1	For the performance of the Services, the Company shall pay the Consultant a fixed monthly fee amounting to DKK 295,967. excluding VAT.
4.2

The Consultant is further entitled to compensation for necessary, pre-approved and verified expenses relating to the performance of the Services, such as travel expenses for physical meetings requested by the Company. The expenses shall be verified with receipt and/or other documentation.

4.3	The Consultant shall invoice the Company on a monthly basis in arrears. Invoices shall be paid net 30 days from date of invoice by the Company. Penalty interest is paid in accordance with law.
5.	TAX REGISTRATIONS
5.1

The Consultant confirms that the Consultant is registered for Swedish F-tax (Sw. F-skatt) and undertakes to remain so for the entire duration of this Agreement. The Consultant shall upon request provide the Company with written evidence of such current and valid registration.

5.2	The Consultant is solely responsible for the payment of all statutory taxes and fees for the Consultant’s employees that perform the Services.
5.3

If the Company is imposed by an official decision to pay a tax, fee or tax surcharge on the   compensation paid for the Services, the Consultant shall on demand indemnify the Company and hold the Company harmless from such tax, fee or tax surcharge. In such case, the Company is entitled to deduct the amount of such tax, fee or tax surcharge from any amount due to the Consultant under this Agreement.

6.	LIABILITY AND INSURANCE
6.1

The Consultant shall during the term of this Agreement and for minimum one year thereafter maintain an adequate professional liability insurance, to cover possible liability for damages towards the Company or third party. The Consultant is obliged to provide a copy of the Consultant’s current insurance letter at the Company’s request.

6.2

The Consultant shall have liability for and shall indemnify the Company and any group company or affiliated company for any loss, liability, costs (including reasonable legal costs), damages or expenses arising from any breach of the terms of this Agreement including any negligent or reckless act, omission or default in the performance of the Services, by the Consultant, the Consultants employees or other that the Consultant is responsible for.

7.	RIGHT TO RESULTS
7.1

The results of the Services (the “Results”) in this Agreement refers to all results generated in connection with the Services and any intellectual property rights attributable thereto, including but not limited to know-how, inventions, trademarks, copyright, source code, rights in databases, design, demo-material etc., and any other documentation and software.

7.2

To the extent possible by law, the Consultant hereby transfers to the Company the ownership of the Results produced by the Consultant in the performance of the Services or otherwise in connection with this Agreement, whereby the Company shall have the right to freely adjust, disclose, use, transfer, grant rights and licenses in or to, and change the same, apply for patent of or in any other way have disposal over the Result, as well as register intellectual property that entirely or partly has arisen in connection with the Services. The Consultant further waives, as far as is legally possible, its right to be listed as the originator when producing copies of works and when works are made available to the public. The Parties agree that the Result in its entirety shall accrue to the Company completely without compensation to the Consultant in addition to what is stated in Clause 4 (Fee and invoicing) above.

7.3

Unless there is a written agreement between the Parties to the contrary, the Consultant guarantees that the Results have been produced exclusively for the Company and that no part of the Results infringes (whether in use, transfer, lease or other disposal) any intellectual property rights belonging to a third party.

7.4

The Consultant warrants that its employees undertake a corresponding transfer of Results as set out above, that is legally binding and enforceable on behalf of the Consultant. In the event the Consultant (after the Company’s written consent) assigns or uses any sub-contractor for the performance of the Services, the Consultant warrants that such sub-contractor undertakes a corresponding transfer of Results as set out above, that is legally binding and enforceable on behalf of the Consultant.

7.5

In addition to the foregoing, the Consultant and Bo Kruse acknowledge that Bo Kruse shall remain subject to the terms of the Company’s Insider Trading Policy and that the terms of the Confidentiality and Invention Assignment Policy into which he entered with the Company shall remain in full force and effect.

8.	CONFIDENTIALITY
8.1

The content of this Agreement shall be kept strictly confidential and not be disclosed to any third party without the prior written consent of the other Party (such consent must not to be unreasonably withheld).

8.2

For the purposes of this Agreement, “Confidential Information” refers to all information relating to the Company or its business which is not publicly available - whether oral or written or in visual, electronic or tangible form, commercial or of any other kind, regardless if the information is documented or not, including trade secrets as defined in the Swedish Trade Secrets Act (2018:558), which has been disclosed or may be disclosed to the Consultant or which the Consultant has or may otherwise become aware of in connection with the performance of the Services or otherwise in connection with this Agreement.

8.3

The Consultant undertakes not to gain unauthorised access to, use or disclose any Confidential Information related to (i) the Company or any group company, or (ii) the Company’s clients and suppliers, and to ensure that any employees, consultants and directors of the Consultant complies with the same confidentiality.

8.4	The confidentiality obligation pursuant to the provisions set forth above applies without limitation in time, i.e. also for the period after this Agreement has been terminated or ceased.
8.5

In the event of any breach by the Consultant of the confidentiality provisions set forth above or the Clause 7 (Right to results), the Consultant shall pay liquidated damages to the Company corresponding to six (6) times the monthly fee paid for the Services. The payment of liquidated damages shall not affect the Company’s right to enforce other sanctions due to the breach, or to demand additional compensation if the actual damage exceeds the compensation for the damages.

8.6

In the event the Consultant (after the Company’s written consent) assigns or uses any sub-contractor for the performance of the Services, the Consultant shall procure that such sub-contractor undertakes a corresponding confidentiality undertaking as set out in this Clause 8 (Confidentiality).

9.	CONTRACT PERIOD AND TERMINATION
9.1	This Agreement shall commence on 1 August 2024 and shall remain in full force and effect for one (1) year. The Agreement cannot be terminated during the one (1) year period, unless:
(a)

the other Party should commit or permit a material breach or non-performance of material importance to the other Party and should fail to remedy such material breach or non-performance within two (2) weeks after receipt of written notice; or

(b)	the other Party suspends payments, enters into liquidation, is petitioned or files for bankruptcy, initiates composition proceedings or company reconstruction or is otherwise considered as insolvent, in which case the Agreement can be terminated without notice.

9.2

No later than one (1) week after the termination of this Agreement or at the earlier time that the Consultant is separated from the Service – regardless of the reason for this – the Consultant will promptly return to the Company all documents and all other information the Consultant has in possession such as market information, business plans, codes, memoirs etc. and (if so requested by the Company) delete any electronical copies of such documents held in the possession of the Consultant. The Consultant is not allowed to withhold from the Company such documents or such information.

10.	PERSONAL DATA ETC.

The Parties agree that this Agreement may involve the Parties’ processing of personal information related to the other Party, such as contact information to and names of employees. The Parties are separate data controllers for each of their processing of the other Party’s personal information.

11.	MISCELLANEOUS
11.1

This Agreement constitutes the complete and exclusive agreement between the Parties concerning the subject matter and supersedes all previous and contemporaneous agreements and understandings, written or oral, concerning the subject matter described herein.

11.2	The failure of either Party to enforce its rights under this Agreement at any time for any period shall not be construed as a waiver of such right.
11.3	No changes or modifications or waivers to this Agreement will be effective unless in writing and duly signed by both Parties.
11.4

In the event that any provision of this Agreement is determined to conflict with applicable law or is otherwise deemed as unenforceable, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement otherwise remain in full force and effect.

11.5

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Each Party consents to be bound by the electronic (e.g. scanned and emailed or made through an e-signing tool) signature of an authorized representative of a Party to this Agreement.

12.	DISPUTES AND GOVERNING LAW
12.1	This Agreement shall be governed by and construed in accordance with Danish law.
12.2

Any dispute, controversy or claim arising out of, or in connection with, this Agreement, or the breach, termination, or invalidity thereof, or any non-contractual obligations arising out of or in connection with this Agreement, shall be finally settled by arbitration administered by the Danish Institute of Arbitration in accordance with the Rules of Arbitration adopted by the Board of the Danish Institute of Arbitration. The seat of arbitration shall be Malmö, Sweden. The language to be used in the arbitral proceedings shall be English.

12.3

All arbitral proceedings conducted pursuant to Clause 12.2, all information disclosed and all documents submitted or issued by or on behalf of any of the disputing Parties or the arbitrators in any such proceedings as well as all decisions and awards made or declared in the course of any such proceedings shall be kept strictly confidential and may not be used for any other purpose than these proceedings or the enforcement of any such decision or award nor be disclosed to any third party without the prior written consent of the Party to which the information relates or, as regards to a decision or award, the prior written consent of all the other disputing Parties.

Signature page follows

This Agreement is signed electronically and each Party will receive a signed counterpart by e-mail.

Date: 16-Jul-2024	Date: 16-Jul-2024

Y-MABS THERAPEUTICS, INC	INVESTERINGSSELSKABET GH APS

/s/ Michael Rossi	/s/ Bo Kruse
Michael Rossi - CEO	Bo Kruse

/s/ John LaRocca
John LaRocca – General Counsel

Personal commitment

The undersigned, who performs the Services or parts of the Services, hereby undertakes to personally comply with and be bound by the undertakings in this Agreement in Clause 7 (Right to results), Clause 8 (Confidentiality) and Clause 12 (Disputes and governing law).

Date: 16-Jul-2024

/s/ Bo Kruse
Bo Kruse